Exhibit 5.1

Holland & Knight

1650 Market Street  |  Suite 3300  |  Philadelphia, PA 19103  |  T 215.252.9600  |  F 215.867.6070

Holland & Knight LLP | www.hklaw.com

November 20, 2023

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

845 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

Re: Shelf Registration Statement on Form S-3 (Registration Nos. 333-266814, 333-266814-01 and 333-266814-02)

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration Nos. 333-333-266814, 333-266814-01 and 333-266814-02) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2022 by Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Company”), pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this opinion letter as your Pennsylvania counsel in connection with the filing of a preliminary prospectus supplement dated November 15, 2023 (the “Preliminary Prospectus Supplement”) and final prospectus supplement dated November 15, 2023 (the “Final Prospectus Supplement”), to the prospectus included in the Registration Statement (the “Prospectus”). The Preliminary Prospectus Supplement and the Final Prospectus Supplement relate to the offering of $400.0 million aggregate principal amount of 6.750% Senior Notes due 2033 (the “Notes”) co-issued by GLP Capital, L.P., a Pennsylvania limited partnership (the “Partnership”), and GLP Financing, II, Inc., a Delaware corporation and a wholly owned subsidiary of the Partnership (the “Co-Issuer” and, together with the Partnership, the “Issuers”) and guaranteed by the Company, pursuant to that certain Underwriting Agreement, dated November 15, 2023 (the “Underwriting Agreement”), among the Issuers, the Company and Wells Fargo Securities, LLC, Citizens JMP Securities, LLC, Fifth Third Securities, Inc. and Truist Securities, Inc., as representatives of the several underwriters named in the Underwriting Agreement.

As your Pennsylvania counsel, we have examined all such documents that we have considered necessary in order to enable us to render this opinion letter, including, but not limited to, (i) the Registration Statement and the Prospectus; (ii) the Preliminary Prospectus Supplement and Final Prospectus Supplement; (iii) the Underwriting Agreement; (iv) the Indenture, dated as of October 30, 2013, among the Issuers, the Company, and Wells Fargo Bank, National Association, as Trustee, as amended by the First Supplemental Indenture, dated as of March 28, 2016, among the Issuers, the Company, and Wells Fargo Bank, National Association, as Trustee, and the Twelfth Supplemental Indenture, which is anticipated to be dated on or about November 22, 2023 and entered into by the

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

November 20, 2023

Issuers, the Company and Wells Fargo Bank, National Association, as Trustee (collectively, the “Indenture”); (v) the form of the global note, to be registered in the name of The Depository Trust Company’s nominee, Cede & Co., representing the Notes (the “Global Note”); (vi) the form of the notation of guarantee, to be made by the Company for the benefit of the holders of the Notes, annexed to the Global Note (the “Guarantees”); (vii) the Company’s Articles of Incorporation, as amended; (viii) the Company’s Bylaws, as amended; (iv) certain resolutions adopted by the Board of Directors of the Company and the Company as the general partner of the Partnership, in connection with the authorization, issuance and sale of the Notes (the “Board Resolutions”); (x) the Partnership’s Certificate of Limited Partnership; (xi) the Partnership’s Agreement of Limited Partnership, as amended (the “Partnership Agreement”); (xii) certain corporate certificates, records and instruments; and (xiii) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein.

In our examination, we have assumed (a) the genuineness of all signatures, (b) the legal capacity of all natural persons, (c) the authenticity of and conformity to originals of such documents that have been presented to us as duplicates or certified or conformed copies, (d) the accuracy, completeness and authenticity of originals, (e) the due execution and delivery of all documents (except that no such assumption is made as to the Company or the Partnership) where due execution and delivery are a prerequisite to the effectiveness thereof, (f) the Notes will be issued under, and subject to the terms of, the Indenture, (g) the Notes will be issued in book entry form, represented by the Global Note (including the Guarantees of the Company annexed thereto), and will be authenticated by the Trustee in accordance with, and subject to, the terms of the Indenture, (h) the Indenture will remain in full force and effect for so long as the Notes are outstanding, (i) the parties to the Indenture and the Notes (other than the Partnership and the Company) have the power and authority to enter into and perform the Indenture and the Notes and have duly authorized, executed and delivered the Indenture and have duly authorized the Global Note and the Notes and will have executed and delivered the Notes, (j) the Co-Issuer has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware, and (k) none of the terms of the Indenture or the Notes or any agreements related thereto, nor the issuance and delivery of the Notes, nor the compliance by the Co-Issuer with the terms of the Indenture and the Notes, will violate any applicable law or will conflict with, or result in a breach or violation of, the certificate of incorporation or bylaws of the Co-Issuer or any instrument or agreement to which the Co-Issuer is a party or by which the Co-Issuer is bound, or any order or decree of any court, administrative or governmental body having jurisdiction over the Co-Issuer.

As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied, to the extent we have deemed reasonably appropriate, upon statements and representations or certificates of officers or directors of the Company.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.	The Partnership is a limited partnership presently subsisting under the laws of the Commonwealth of Pennsylvania.

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

November 20, 2023

2.	The Company is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania.

3.	The Partnership has the limited partnership power to create the obligations evidenced by the Notes.

4.	The Company has the corporate power to create the obligations evidenced by the Guarantees.

5.

The issuance of the Notes by the Partnership, and the execution and delivery of the Notes, pursuant to the Indenture and as contemplated by the Registration Statement, have been duly authorized by the Partnership by all necessary limited partnership action required under the Certificate of Limited Partnership, the Partnership Agreement and the Pennsylvania Uniform Limited Partnership Act of 2016.

6.

The guarantee of the Notes by the Company, and the execution and delivery of the Guarantees, pursuant to the Indenture and as contemplated by the Registration Statement, Prospectus, Preliminary Prospectus Supplement and Final Prospectus Supplement, have been duly authorized by the Company by all necessary corporate action required under the Company’s Articles of Incorporation, as amended and Bylaws of the Company, as amended, and the Pennsylvania Business Corporation Law of 1988.

The opinions herein are limited to the corporate laws of the Commonwealth of Pennsylvania, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the Commonwealth of Pennsylvania, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinions expressed herein would be governed by the laws of any jurisdiction other than the Commonwealth of Pennsylvania, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion letter as an exhibit to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement). We also consent to the identification of our firm as Pennsylvania counsel to the Company and the Partnership in the section of the Preliminary Prospectus Supplement and Final Prospectus Supplement titled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP